10.76 July 19, 2013 Letter agreement between Orbital Gas Systems, Ltd., a wholly owned subsidiary, and a former employee relating to intellectual property for which Orbital is the licensee.

ORBITAL

To:

Jeremy Knight
Thomas Knight
Jack Knight

Dear Messrs Knight,

We refer to your employment by us and your position as a director of Endet Limited.

We confirm we will take no disciplinary action against you as an employee of Orbital arising out of any breach of your duties to us as your employer as a result of any actions you take to protect the commercial interests of Endet Limited in relation to an Intellectual Property Licence entered into by Endet and us of even date.

Yours faithfully,

A. R.

Andrew Ridge

19/7/2013

Orbital. Cold Meece, Stone, Staffordshire ST15 0QN
T: 01785 857000 F: 01785 857001
E: enquiries@orbital-uk.com W: www.orbital-uk.com